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                                EXHIBIT 99-B.8.44
   SIXTH AMENDMENT DATED NOVEMBER 17, 2000 TO FUND PARTICIPATION AGREEMENT BY
    AND AMONG MFS VARIABLE INSURANCE TRUST, AETNA LIFE INSURANCE AND ANNUITY COMPANY AND MASSACHUSETTS FINANCIAL SERVICES COMPANY DATED APRIL 30, 1996, AND
  AMENDED ON SEPTEMBER 3, 1996, MARCH 14, 1997, NOVEMBER 28, 1997, MAY 1, 1998
                                AND JULY 1, 1999.


                   SIXTH AMENDMENT TO PARTICIPATION AGREEMENT


Pursuant to the Participation Agreement made and entered into in April, 1996, and as amended on September 3, 1996, March 14, 1997, November 28, 1997, May 1, 1998 and July 1, 1999, by and among MFS Variable Insurance Trust, Aetna Life Insurance and Annuity Company and Massachusetts Financial Services Company, the parties do hereby agree to amend the ninth Whereas clause to read as follows:

     WHEREAS, Aetna Investment Service, Inc., the principal underwriter for the variable annuity and the variable life policies is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing of the NASD; and


IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on November 17, 2000.


AETNA LIFE INSURANCE AND ANNUITY COMPANY
By its authorized officer,

By:  /s/ Laurie Tillinghast
    ---------------------------
         Laurie Tillinghast
Title:   Vice President


MFS VARIABLE INSURANCE TRUST,
ON BEHALF OF THE PORTFOLIOS
By its authorized officer,

By: /s/ James R. Bordewick, Jr.
    ---------------------------
    James R. Bordewick, Jr.
    Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,



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By:  /s/ Jeffrey L. Shames
    ---------------------------
     Jeffrey L. Shames
     Chairman & Chief Executive Officer























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